EXHIBIT 10.1

Inhibikase therapeutics, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (as may be amended from time to time, the “Policy”) of Inhibikase Therapeutics, Inc., a Delaware corporation (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the date of its adoption, as written below (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as Outside Directors as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $60,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair: $30,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chair: $24,000

Audit Committee member: $12,000

Compensation Committee Chair: $18,000

Compensation Committee member: $9,000

Nominating and Corporate Governance Committee Chair: $12,000

Nominating and Corporate Governance Committee member: $6,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

Initial Award: Upon his or her initial election to the Board of Directors, each Outside Director will receive an initial, one-time stock option award (the “Initial Award”) to purchase 310,000 shares of the Company’s common stock, which shall vest in equal annual installments over three years from the date of grant, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as on the Board of Directors of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2020 Equity Incentive Plan) of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”) to purchase 155,000 shares of the Company’s common stock, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve on the Board of Directors of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting; provided further that, in the case of an Annual Award to an Outside Director appointed to the Board in the 12 months prior to the Annual Meeting of Stockholders, the Annual Award shall be prorated by multiplying the Annual Award by a fraction, the numerator of which is the number of full months that have elapsed between the date the Outside Director was appointed and the date of the Annual Meeting and the denominator of which is 12. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000 (or such other limits as may be set forth in Section 3(b) of the Company’s 2020 Equity Incentive Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted: June 11, 2026.